Exhibit 99.1

EQUUS RECEIVES $2.4 MILLION FROM BIOGENIC REAGENTS INVESTMENT

Equus Receives Full Value for Senior Secured Note, Plus $407,000 in Interest

HOUSTON, TX – June 12, 2017 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) today announced that it has received full payment of its senior secured promissory note (“Note”) issued by Biogenic Reagents, LLC (“Biogenic”), a developer and producer of high value carbon products from renewable biomass. The Note was issued to Equus by Biogenic on January 29, 2016 in the original principal amount of $2.0 million as a short-term bridge loan from Equus to enable Biogenic to further certain research and development efforts and provide working capital. During 2016, Equus received $40,000 in cash interest in respect of the Note.

As security for repayment for the Biogenic Note, Equus held a senior security interest in all of the tangible and intangible assets of Biogenic, including the equity held by Biogenic in its subsidiaries. The value of this security was appraised in August 2016 for an amount considerably in excess of the Note. Accordingly, as of March 31, 2017, Equus had ascribed a fair value of $2.01 million to the Note.

On Wednesday, June 7, 2017, in connection with the liquidation of Biogenic’s assets and repayment of the Note, Equus received $2.4 million in cash, consisting of the original principal amount of the Note, together with approximately $407,000 in interest as accrued thereon.

About Equus

Equus is presently a business development company (BDC) that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information about Equus can be obtained from its website at www.equuscap.com.

Forward-Looking Statements

This press release contains certain forward-looking statements regarding possible future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, our ability to conclude our plan of reorganization and complete the transactions contemplated thereby, the performance of our existing portfolio investments, the other risks and uncertainties described herein, as well as those contained in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.

Contacts:

Patricia Baronowski

Pristine Advisers, LLC

(631) 756-2486